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                                                                   EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 11, 2006 (the "Effective Date"), among Wellsford Real Properties, Inc., a Maryland corporation ("WRP"), Reis Services LLC, a Maryland limited liability company and a wholly-owned subsidiary of WRP ("LLC", and together with WRP, the "Employers"), and Lloyd Lynford ("Employee").

                                    Recitals
                                    --------

                  WHEREAS, Employee is currently employed by Reis, Inc., a Delaware corporation ("Reis"), under an Amended and Restated Employment Agreement dated as of July 25, 2003 (the "Original Agreement"); and

                  WHEREAS, WRP, LLC and Reis have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, and subject to the terms and conditions of which, Reis will merge (the "Merger") with and into LLC and LLC will be the survivor in the Merger and will be a wholly owned subsidiary of WRP; and

                  WHEREAS, the Employers desire to employ Employee and Employee desires to be employed by the Employers effective immediately following (i) the Effective Time (as such term is defined in the Merger Agreement) and (ii) the repayment by Employee of the Shareholder Note (as defined in the Original Agreement) pursuant to the terms thereof (the "Employment Date").

                  NOW, THEREFORE, Employee and Employers, in consideration of the agreements, covenants and conditions contained herein, hereby agree as follows:

     1.   Basic Employment Provisions.
          ----------------------------

          (a) Employment and Term. Subject to the terms and conditions of this Agreement, the Employers hereby employ Employee, and Employee agrees to be employed by the Employers, for a period (the "Employment Period") of three years from the Employment Date.

          (b) Duties. Employee shall serve as the President and Chief Executive Officer of WRP and as President and Chief Executive Officer of
LLC. Employee's duties and responsibilities and powers as set from time to time by WRP's Board of Directors (the "Board") or a committee thereof, shall be commensurate with Employee's positions. During the Employment Period, Employee agrees to perform his duties hereunder faithfully and to the best of his ability and to devote his full professional working time, attention and energies to the transaction of the Employers' business, in each case subject to the terms hereof. During the Employment Period, Employee shall not be employed or otherwise engaged in any other business or enterprise without the written consent of the Employers. Notwithstanding any other term hereof but subject to the terms and provisions of Sections 8 and 9, nothing contained herein shall preclude Employee from (i) serving on the boards of a reasonable number of other trade associations and/or civic or charitable organizations and businesses which do not compete with the business of the Employers, (ii) engaging in charitable activities and community affairs, (iii) managing his personal investments and affairs, in each case as long as such activities do not materially interfere with the discharge of his duties and responsibilities under this Section 1(b).


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     2.   Compensation.
          -------------

          (a) Salary. As compensation for the services to be rendered by Employee hereunder, the Employers are jointly and severally obligated to pay to Employee for each year of the Employment Period, commencing on the Employment Date, a gross annual base salary of $375,000 per year (the "Gross Annual Base Salary"), payable in accordance with the payroll practices of the Employers in effect from time to time.

          (b) Bonus. Promptly following the Effective Date, WRP shall establish an executive incentive plan, which shall provide bonuses to senior executive employees of the Employers ("Executive Incentive Plan"). Employee shall be eligible to receive an annual bonus (the "Annual Bonus") under such Executive Incentive Plan, in accordance with the terms of such plan; provided, however, that for (i) the period beginning on the Employment Date and ending 12 months thereafter, Employee's minimum Annual Bonus shall be $270,000 (the "2007 Minimum Annual Bonus"), (ii) for the period beginning on the first anniversary of the Employment Date and ending 12 months thereafter, Employee's minimum Annual Bonus shall be $270,000 (the "2008 Minimum Annual Bonus") and (iii) for the period beginning on the second anniversary of the Employment Date and ending 12 months thereafter, Employee's minimum Annual Bonus shall be $270,000 (the "2009 Minimum Annual Bonus"; and each such 12-month period referred to in clauses (i) and (ii) and this clause (iii), an "Employment Year"). (In the event that the Executive Incentive Plan awards bonuses which are based on a calendar year or fiscal year that is not congruent with an Employment Year, any Minimum Annual Bonus shall be attributed to the Executive Incentive Plan award period on a pro rata basis.) The minimum Annual Bonuses referred to in each of clause (i),
(ii) and (iii) above shall be paid 30 days from the end of the period in which it was earned. All Annual Bonus payments shall be subject to deduction and withholding required by applicable law. For purposes of clarity, each of the parties hereto acknowledges and agrees that the 2007 Minimum Annual Bonus, the 2008 Minimum Annual Bonus and the 2009 Minimum Annual Bonus are the minimum guaranteed Annual Bonus for such periods and that the Compensation Committee of the Board may, in its discretion, pay a higher amount as an Annual Bonus. Further, the Executive Incentive Plan, as such plan is adopted or amended from time to time by the Compensation Committee of the Board, may provide for a bonus in excess of the 2007 Minimum Annual Bonus, the 2008 Minimum Annual Bonus and the 2009 Minimum Annual Bonus.

          (c) Benefits. During the Employment Period, Employee shall be entitled to the benefits which senior executives of the Employers become entitled under the terms of any benefit plans or programs instituted by Employers, as in effect from time to time (it being understood that WRP or LLC may amend or terminate such benefit plans or programs in accordance with such plans or programs at any time during the Employment Period). For purposes of determining Employee's eligibility for participation in employee benefit plans and for other fringe benefits, Employee shall be deemed to be a full time employee of whichever Employer provides more favorable benefits, in the aggregate, to its senior executives. In addition, Employee shall be entitled to four weeks paid vacation per year, which shall be taken in accordance with the policies of WRP governing vacation of senior executive employees.


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          (d)    Stock Options and Restricted Stock.
                 -----------------------------------

                 (i) WRP shall, as soon as practicable following the Effective Date (A) amend the Wellsford Real Properties, Inc. 1997 Management Incentive Plan (the "1997 Option Plan) and the Wellsford Real Properties, Inc. 1998 Management Incentive Plan (the "1998 Option Plan") or take such other action, including adoption of a new plan, as may be necessary to provide for the grant of restricted stock units of WRP (the 1998 Option Plan together with the 1997 Option Plan and any new plan, the "WRP Option Plans") and (B) register with the Securities and Exchange Commission any securities which will be issued to settle the grants of restricted stock units contemplated by this Agreement if such securities have not previously been registered.

                 (ii) As of the Employment Date, Employee shall be granted 100,000 restricted stock units of WRP (the "Initial Units") pursuant to the WRP Option Plans, which shall provide for customary adjustment provisions in the event of a stock split, reverse stock split, merger or other change in the capitalization of WRP similar to the adjustment provisions in the 1998 Option Plan. The Initial Units shall be equally divided among three separate tranches, hereinafter defined as, "Tranche 1", "Tranche 2" and "Tranche 3", respectively.

                       (A) Tranche 1 shall vest on the first anniversary of the Employment Date if the growth in EBITDA (as defined on Schedule 2(d)(ii)), for the Tranche 1 Measuring Period (as defined on Schedule 2(d)(ii)) exceeds 10%. If Tranche 1 has not vested by the first anniversary of the Employment Date, it shall vest on the second anniversary of the Employment Date if the cumulative growth in EBITDA for the Tranche 1 Measuring Period and the Tranche 2 Measuring Period (as defined on Schedule 2(d)(ii)), exceeds 20%. If Tranche 1 has not vested on the first or second anniversary of the Employment Date, it shall vest on the third anniversary of the Employment Date if the cumulative growth in EBITDA for the Tranche 1 Measuring Period, the Tranche 2 Measuring Period and the Tranche 3 Measuring Period (as defined on Schedule 2(d)(ii)), exceeds 30%.

                       (B) Tranche 2 shall vest on the second anniversary of the Employment Date if either (1) the growth in EBITDA for the Tranche 2 Measuring Period exceeds 10% or (2) the cumulative growth in EBITDA for the Tranche 1 Measuring Period and the Tranche 2 Measuring Period exceeds 20%. If Tranche 2 has not vested by the second anniversary of the Employment Date, it shall vest on the third anniversary of the Employment Date if either (x) the cumulative growth in EBITDA for the Tranche 2 Measuring Period and the Tranche 3 Measuring Period, exceeds 20% or (y) if the cumulative growth in EBITDA for the Tranche 1 Measuring Period, the Tranche 2 Measuring Period and the Tranche 3 Measuring Period exceeds 30%.

                       (C) Tranche 3 shall vest on the third anniversary of the Employment Date if either (1) the growth in EBITDA for the Tranche 3 Measuring Period exceeds 10% or (2) the cumulative growth in EBITDA for the Tranche 1 Measuring Period, the Tranche 2 Measuring Period and the Tranche 3 Measuring Period exceeds 30%.


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In the event a change of control (as defined herein) occurs before the third anniversary of the employment date, then the requirements for ebitda growth (as described in this section 2(d)(ii)) shall be deemed to be satisfied for any tranche of the initial units which had not vested as of the effective date of such change of control, and any tranche that was scheduled to vest on any anniversary date before the effective date of such change of control shall vest on the effective date of the change of control.

The Employee must be employed as of each anniversary date for vesting to occur on that date. Notwithstanding the foregoing, the Initial Units shall vest immediately (1) upon termination of the Employment Period other than for Cause, or (2) if Employee leaves for Good Reason. The restricted stock of WRP to be delivered pursuant to the terms of the Initial Units shall be delivered to Employee on the third anniversary of the Employment Date or at such earlier time as (x) termination of the Employment Period other than for Cause, or (y) Employee leaves for Good Reason; provided, however, that delivery shall be delayed to the first date such delivery can be made without incurring additional tax under ss. 409A of the Code.

                 (iii) Employee shall be eligible to be considered for participation in any other incentive compensation methods or programs established by the Compensation Committee and offered to senior executives of WRP or LLC.

     3. Termination. Employee's employment may be terminated prior to the expiration of the Employment Period under the following conditions, in each case subject to the terms of Section 4. In the event any party or parties
(in the case of the Employers) elect to terminate the Employment Period, such party or parties shall deliver written notice thereof (other than a termination pursuant to clause (a) below) in accordance with the terms of this Section 3, which written notice shall set forth the provision of this Section 3 under which such termination is effective. A notice of termination hereunder may not be retracted or withdrawn by the party or parties delivering the same, without the consent of the other party or parties hereto.

          (a) Death. The Employment Period shall terminate automatically, without notice, effective upon the death of Employee.

          (b) Disability. The Employers may terminate the Employment Period at any time effective upon not less than 10 days prior written notice to Employee after Employee has been unable to perform the essential duties of his positions because of Disability (as defined below) for a period of (i) 180 consecutive days in any 12-month period or (ii) 270 days in any 12-month period, subject to reasonable accommodation provisions of applicable law. For purposes of this Agreement, "Disability" shall mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

          (c) Cause. The Employers may terminate the Employment Period at any time for Cause, effective upon delivery of prior written notice to Employee. For the purposes of this Agreement, "Cause" shall mean Employee's (i) breach of
Section 9, (ii) material breach of any other term or provision of this Agreement which is not cured by Employee within 20 days written notice thereof from either Employer (which notice shall specify that such notice is being delivered for purposes of this clause (c)(ii)), (iii) fraud or dishonesty in the course of his employment, (iv) continued gross neglect of the duties to be performed by him hereunder for reasons other than Disability which is not cured by Employee within 20 days written notice thereof from the Employers (which notice shall specify that such notice is being delivered for purposes of this clause
(c)(iv)), or (v) conviction or pleading guilty or nolo contendre to any felony charge. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause pursuant to clause (i) through (iv) hereof unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than either (a) a majority of the members of the Board or (b) two-thirds of the independent members of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel of his choosing, to be heard before the Board not less than 10 business days after the giving of such notice), finding that in the good faith opinion of the Board, Employee conducted himself as set forth above in clause (i) through (iv) of this
Section 3(c) and specifying the particulars of such conduct in detail. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Employee after a notice of termination is given by Employee shall constitute proper Cause for purposes of this Agreement.


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          (d)    Change of Control.
                 ------------------

                 (i) In the event there is a termination by the Employers without Cause or a termination by Employee for Good Reason, in either case within the two-year period following a Change of Control (as defined below), Employee shall be entitled to payment under Section 4(d) of this Agreement. If Employee remains continuously employed for six months following the effective date of a Change of Control, Employee shall have the right to resign during the 30-day period which begins on the date 6 months after the effective date of such Change of Control (such 30-day period, the "Window Period"). Employee's resignation for any reason during the Window Period shall be deemed to be treated as a resignation for Good Reason after a Change of Control, and upon his resignation during the Window Period Employee shall be entitled to payment under
Section 4(d) of this Agreement.

                 (ii) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following after the Employment Date, whether directly or indirectly, voluntarily or involuntarily, whether as part of a single transaction or a series of transactions: (A) during any period of twelve consecutive months or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote of such directors or by the approval of the Employer proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be approved (solely for purposes of this Section 3(d)(ii)); or (B) the sale, transfer or other disposition of all or substantially all of the assets of either Employer (other than to a wholly owned direct or indirect subsidiary of either Employer or a benefit plan of either Employer); or (C) any person or entity or group of affiliated persons or entities (other than Employee, Jonathan Garfield or a group including either of them) acquiring beneficial ownership (as that term is used in Rules 13d-3, 13d-5 or 16a-1 under the Securities Exchange Act of 1934, as amended, whether or not applicable) of 30% or more of the shares of capital stock or other equity of either Employer, having by the terms thereof voting power to elect the members of the Board (in the case of WRP only), or, convertible into shares of such capital stock or other equity of either Employer (collectively, "Voting Shares"), as the case may be; or (D) the stockholders or members of either Employer adopting a plan of liquidation providing for the distribution of all or substantially all of either Employer's assets or approving the dissolution of either Employer; or (E) the merger, consolidation, or reorganization of either Employer or any similar transaction which results in
(1) the beneficial owners of the Voting Shares of either Employer immediately prior to such merger, consolidation, reorganization or transaction beneficially owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity representing 50% or less of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board or directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity or (2) any person or entity or group of affiliated persons or entities (other than Employee, Jonathan Garfield or a group including either of them) owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity, acquiring beneficial ownership of 30% or more of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity.


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          (e)    Good Reason.  Employee may terminate the Employment Period at any time for Good Reason, effective upon not less than 10 days prior written notice to the Employers. For purposes of this Agreement, "Good Reason" means (i) a material diminution in Employee's duties or responsibilities for either Employer, demotion of Employee or a change in Employee's direct reporting relationship to other than the Board or a committee thereof; (ii) Employee's being removed from, not nominated for re-election to, or not re-elected to the Board, other than for Cause or at his request; (iii) Employer's material breach of this Agreement which is not cured within 20 days of written notice thereof to the Employers (which notice shall specify that such notice is being delivered for purposes of this clause (e)(iii)); or (iv) Employee's being required to report to an office to work on a regular basis at a location outside of a 30-mile radius from 530 Fifth Avenue, New York, NY.

          (f) Termination of the Employment Period Other Than for Death, Disability, Cause, Change of Control or Good Reason. The Employers may terminate Employee's employment at any time, for any or no reason, effective upon not less than 30 days prior written notice. Employee may terminate his employment, or resign, from the Employers at any time, for any or no reason, effective upon not less than 30 days prior written notice.

     4.   Obligations of the Employers Upon Termination of the Employment
          Period.

          (a) Termination Pursuant to Section 3(a) (Death). In the event that the Employment Period terminates pursuant to Section 3(a), no further compensation shall be paid to Employee following the effective date of termination, provided, that Employee's estate or other beneficiary(ies), as applicable, shall be paid, in cash within 30 days of the effective date of termination, (i) (A) Employee's Gross Annual Base Salary through the effective date of termination to the extent not theretofore paid, (B) any accrued vacation pay to the extent not theretofore paid, (C) subject to Section 6, all business expenses which were incurred by Employee prior to or as of the effective date of termination but not yet reimbursed by the Employers and (D) the Annual Bonus payable for each year preceding the year during which termination occurs, to the extent not theretofore paid (the aggregate amounts set forth in clauses (A), (B), (C) and (D) above, collectively the "Accrued Obligations"), and (ii) the Termination Bonus. For purposes of this Agreement, (1) the "Termination Bonus" shall mean the excess of $810,000 over the sum of the 2007 Minimum Annual Bonus, the 2008 Minimum Annual Bonus and the 2009 Minimum Annual Bonus paid through the date of termination or payable as an Accrued Obligation, and (2) the "Present Value Termination Bonus" shall mean the sum of the present value of (i) the unpaid 2007 Minimum Annual Bonus, plus (ii) the unpaid 2008 Minimum Annual Bonus, plus (iii) the unpaid 2009 Minimum Annual Bonus: in each case present value shall be calculated using a discount rate of 5% and assuming each bonus would otherwise be paid on the last day of the applicable Employment Year.


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          (b)    Termination Pursuant to Section 3(b) (Disability). In the event that the Employment Period is terminated pursuant to Section 3(b), no further compensation shall be paid to Employee following the effective date of termination, provided, that Employee or his legal representative, as applicable shall be paid, in cash, within 30 days of the effective date of termination (i) the Accrued Obligations and (ii) the Termination Bonus.

          (c) Termination Pursuant to Section 3(c) (Cause). In the event that the Employment Period is terminated pursuant to Section 3(c), no further compensation shall be paid to Employee following the effective date of termination, provided, that Employee shall be paid, in cash within 30 days of the effective date of termination, the Accrued Obligations.

          (d) Termination Pursuant to Section 3(d) (Change of Control). In the event that the Employment Period is terminated following a Change of Control
(i) by the Employers for any reason (other than Employee's death or Disability, or with Cause), or (ii) by Employee for Good Reason, no further compensation shall be paid to Employee under this Agreement following the effective date of termination, provided, that, the Employers shall pay to Employee in cash, (x) within 30 days of the effective date of termination, the Accrued Obligations, and (y) as soon as practicable following the first date such payment can be made without incurring additional tax under ss. 409A of the Internal Revenue Code of 1986, as amended (the "Code"), (1)2.5 times the Gross Annual Base Salary payable to Employee for the year during which employment terminated plus (2) a pro rata portion (based on the number of days that Employee was employed by the Employers during the year in which employment terminated) of the Annual Bonus in excess of the minimum Annual Bonus actually paid or payable for the immediately preceding year plus (3) the Present Value Termination Bonus. In addition, Employee and any of his dependents who as on the date of Employee's termination of employment were covered under an employee benefit plan of the Employers which provides medical, dental and hospitalization coverage, will be entitled for a period of eighteen months, or if less the period during which Employee and such dependents are entitled to COBRA continuation coverage, to COBRA continuation coverage at the rates paid by active employees for coverage as active employees; provided, however, that if such continued participation would result in additional tax under ss. 409A of the Code, Employee will be required to pay his own premiums for COBRA continuation coverage and then, as soon as practicable following the first date such payment can be made without incurring additional tax under ss. 409A of the Code, will be paid an amount such that, after payment of income taxes, Employee is fully reimbursed for the cost of such premiums.


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          (e)    Termination by Employee Without Good Reason.  In the event that the Employment Period is terminated by Employee without Good Reason, no further compensation shall be paid to Employee following the effective date of termination, provided that the Employers shall pay to Employee, in cash within 30 days of the effective date of termination, the Accrued Obligations.

          (f) Termination by the Employers Without Cause or Employee for Good Reason. In the event that the Employment Period is terminated either (i) by the Employers for any reason (other than Employee's death or Disability, or with Cause), or (ii) by Employee for Good Reason, no further compensation shall be paid to Employee under this Agreement following the effective date of termination, provided, that, the Employers shall pay to Employee, in cash (A) within 30 days of the effective date of termination the Accrued Obligations, and
(B) as soon as practicable following the first date such payment can be made without incurring additional tax under ss. 409A of the Code, (1) the greater of
(x) the sum of the Gross Annual Base Salary payable for each year (or portion thereof) remaining to be paid through the third anniversary of the Employment Date, and (y) $375,000, plus (2) the Present Value Termination Bonus, plus (3) a pro rata portion (based on the number of days that Employee was employed by the Employers during the year in which employment terminated) of the Annual Bonus in excess of the minimum Annual Bonus actually paid or payable for the immediately preceding year. In addition, during the period of time after termination through the third anniversary of the Employment Date, Employee and any of his dependents who as on the date of Employee's termination of employment were covered under an employee benefit plan of the Employers which provides medical, dental and hospitalization coverage, will be entitled for a period of eighteen months, or if less the period during which Employee and such dependents are entitled to COBRA continuation coverage, to COBRA continuation coverage at the rates paid by active employees for coverage as active employees; provided, however, that if such continued participation would result in additional tax under ss. 409A of the Code, Employee will be required to pay his own premiums for COBRA continuation coverage and then, as soon as practicable following the first date such payment can be made without incurring additional tax under ss. 409A of the Code, will be paid an amount such that, after payment of income taxes, Employee is fully reimbursed for the cost of such premiums.

     5. Change of Control. If Employee receives any payment which is an "excess parachute payment" within the meaning of ss. 280G(b)(1) of the Code, Employee shall either be entitle9d to either (a) the full amount of the payment to which he is entitled under this Agreement or (b) an amount reduced to be equal to 299% of his "base amount" if payment of such reduced amount will result in greater after-tax proceeds to Employee.

     6. Reimbursement of Expenses. The applicable Employer shall reimburse Employee for any and all reasonable expenses incurred by him in the performance of his duties hereunder, subject to the presentment of appropriate vouchers in accordance with the applicable Employer's normal policies for expense verification.


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     7.   No Mitigation/No Offset. All amounts paid or due Employee under
Section 4 shall be paid without regard to whether Employee has taken or takes actions to mitigate damages. Accordingly, there shall be no offset against amounts due to Employee under this Agreement, or otherwise, on account of any remuneration attributable to any subsequent employment that he may obtain or on account of any claim that either Employer may have against him.

     8. Ownership of Materials. All records, materials, lists, files, manuals, tapes and all other written or recorded data and information in whatever form ("Materials") that may be used by, or made available to Employee in connection with his employment hereunder are and shall remain the sole property of the Employers. As soon as practicable following the voluntary or involuntary termination of Employee's employment hereunder, Employee shall return or cause to be returned to the Employers Materials in Employee's possession and/or under his control.

     9. Covenant Not to Compete; Confidentiality. Employee expressly recognizes and acknowledges that:

          (a) The Employers have developed and established a valuable and extensive clientele for its real estate information reporting services.

          (b) The Employers' business connections and clients have been established and maintained at great expense and are of great value to the Employers.

          (c) Employee has and will become familiar with and possessed of the manner, method, secrets, and confidential and proprietary information pertaining to the Employers' business methods and the business requirements and needs of theirclients (collectively, "Confidential Information").

          (d) By virtue of this Agreement and predecessor agreements, Employee has and will become personally acquainted with the clients, business methods, and trade secrets of the Employers.

          (e) In recognition and in consideration of the foregoing, Employee expressly covenants and agrees as follows:

                 (i) During the term of this Agreement and continuing until the Non-Competition Termination Date (as hereinafter defined), Employee shall not in any way, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, solicit for the benefit of a Competitive Business (as defined below), divert, take away, or attempt to take away, any of Employers' clients or the business or patronage of any such clients. For purposes of applying this provision after the termination or expiration of the Employment Period, "clients" shall mean any person or entity to whom the Employers provided their services within six months prior to such effective date of termination or expiration.

                 (ii) During the term of this Agreement and continuing until the Non-Competition Termination Date, Employee shall not in any way, directly or indirectly, for himself or on behalf of or in connection with any other person or entity, solicit, entice, hire, employ, or endeavor to employ, any of Employers' employees. For purposes applying this provision after the termination or expiration of the Employment Period, "employees" shall mean any person employed by the Employers within six months prior to such effective date of termination or expiration.


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                (iii)  During the term of this Agreement and continuing until the Non-Competition Termination Date, Employee shall not, directly or indirectly, for himself or on behalf of or in connection with any other person or entity, engage in the United States in any Competitive Business. For purposes hereof, "Competitive Business" shall mean the business of developing data, analysis or forecasts pertaining to the construction, absorption, occupancy, rents, automated valuation, or automated credit risk analysis for United States commercial office, industrial, retail, multi-family, or hotel properties or real estate markets. Nothing in this clause (iii) shall be deemed to prohibit Employee from engaging in research related to any of the foregoing for persons or entities developing such data incidental to their businesses.

                 (iv) During the term of this Agreement and thereafter, Employee shall not divulge to others or use for his own benefit, or assist others in using such information for their benefit, any Confidential Information obtained prior to or after the date hereof from the Employers by virtue of the relationship created hereunder or otherwise, unless such Confidential Information is or becomes generally available to the public (other than by reason of Employee's breach of this clause (iv)) and except in connection with
(A) the performance of Employee's duties hereunder (B) enforcement of Employee's rights under this Agreement and (C) as required by law. Notwithstanding anything in the foregoing, the parties hereto hereby acknowledge and agree that, subject to the terms and conditions of this Section 9(e), Employee's employment or retention as a consultant in the real estate information industry does not, in and of itself, constitute a breach of this clause (iv).

                  (v) Employee acknowledges that damages resulting from the breach of the provisions of this Section 9(e) may be difficult to calculate. In the event of a breach or threatened breach by Employee of the provisions of this
Section 9(e), the Employers shall be entitled to apply to any court of competent jurisdiction for an injunction against such breach, actual or threatened. Notwithstanding the foregoing, the Employers shall at all times retain their right to recover from Employee, or any other person or entity that may be held liable, their damages resulting from such breach.

For purposes of this Agreement, "Non-Competition Termination Date" shall mean the date employment ends for any reason, provided, however, that (a) in the event that the Employment Period is terminated by the Employers for Cause or by Employee without Good Reason following a Change of Control, twelve months following the effective date of termination and (b) in the event that the Employment Period is terminated by the Employers for Cause or by Employee without Good Reason before a Change of Control, six months following the effective date of termination. The parties acknowledge and agree that the terms of this Section 9(e) shall not apply to or be effective against Employee in respect of any period following Employee's (A) termination without Cause, (B) resignation for Good Reason or (C) termination for Disability.

     10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto.

     11. Representations. Employee represents and warrants to both Employers that (a) the execution, delivery, and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate, or loss of rights under any provision of any agreement of understanding to which Employee or, to the best knowledge of Employee, any of Employee's affiliates is a party or by which Employee, or to the best knowledge of Employee, any of Employee's affiliates may be bound or affected and (b) this Agreement is the legal, valid and binding obligation of Employee, enforceable against him in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors). Each Employer represents and warrants to Employee that the execution, delivery, and performance of this Agreement by Employer does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate, or loss of rights under any provision of any agreement or understanding to which each Employer, or, to the best knowledge of each Employer, any of Employers' affiliates is a party or by which Employer, or to the best knowledge of each Employer, any of Employers' affiliates may be bound or affected. Each Employer further represents and warrants to Employee that (i) it has full power and authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by such Employer has been duly authorized by all necessary corporate or limited liability company actions, as applicable and (iii) this Agreement is the legal, valid and binding obligation of each Employer, enforceable against it in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors).

     12. Attorney's Fees. In the event that Employee obtains a non-appealable judgment against either Employer in a litigation with respect to this Agreement, Employee shall be entitled to recover from either Employer reasonable attorneys' fees and expenses incurred by Employee in connection therewith, and each Employer hereby agrees to pay such fees and expenses.

     13. Indemnification. (a) To the fullest extent authorized by applicable law, the Employers shall indemnify and hold harmless Employee from and against any and all claims, liabilities, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee was or is a director, officer or employee of the Employers, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer or employee while serving as a director, officer or employee. The right to indemnification hereunder shall include the right to be paid by the Employers the expenses (including reasonable attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that such advance shall be made to Employee only upon delivery to the Employers of an undertaking by Employee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Employee is not entitled to indemnification and to such advancement under this
Section 13 or otherwise. The rights of Employee hereunder shall survive the termination or expiration of this Agreement.

          (b) On or after a Change of Control, the Employers shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Employee as they become due as a result of (i) the termination of Employee's employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment),
(ii) Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Employers under which Employee is or may be entitled to receive benefits, (iii) Employee's hearing before the Board as contemplated in subsection 3(c) hereof or (iv) any action taken by the Employers against Employee, until such time as (A) the dispute is settled by the parties or resolved pursuant to a binding arbitration award in a manner that is more favorable to Employee than offered by the Employers or (B) a final judgment, order or decree of a court of competent jurisdiction has been rendered in favor of the Employers and the time for appeal therefrom has expired and no appeal has been perfected. In no event shall Employee be required to reimburse the Employers for any legal fees or related expenses paid by the Employers pursuant to this subsection 13(b).

     14. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, or amplify the provisions hereof.

     15. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered when actually received or, if mailed, whether or not actually received, five days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the following address or at such other address as such party may designate by notice:

    To the Employers:                  Wellsford Real Properties, Inc.
                                       535 Madison Avenue, 26th Floor
                                       New York, NY 10022
                                       Attention:  The Board of Directors

    with a copy to:                    King & Spalding LLP
                                       1185 Avenue of the Americas
                                       New York, NY 10104

    Employee:                          Lloyd Lynford
                                       7 Quaker Hill Court East
                                       Croton-On-Hudson, NY 10520

     16. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, and, provided that the rights, duties and obligations of the parties are not materially altered by such severance, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never constituted a part of this Agreement.

     17. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof (including, without limitation, the Original Agreement). This Agreement may be amended only by an instrument in writing duly executed by an officer of the Employers and by Employee.

     18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

     19. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of New York except that indemnification obligations owed to Employee in his capacity as an officer or director of WRP, or as an officer of LLC shall be governed by Maryland law.

                           [Signature Page to Follow]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

                      WELLSFORD REAL PROPERTIES, INC.


                      By:      /s/ Mark P. Cantaluppi
                         --------------------------------------------------
                         Name: Mark P. Cantaluppi
                         Title: Chief Financial Officer and Vice
                         President



                      REIS SERVICES LLC


                      By:      /s/ Mark P. Cantaluppi
                         --------------------------------------------------
                         Name: Mark P. Cantaluppi
                         Title: Chief Financial Officer and Vice
                         President



                       /s/ Lloyd Lynford
                       ----------------------------------------------------
                        Lloyd Lynford

                                SCHEDULE 2(d)(ii)

                           EBITDA and Measuring Period
EBITDA Definition

The definition of EBITDA and how to measure and consistently apply the period to period change in EBITDA (as so defined) to be used to determine the vesting of the RSUs shall be mutually agreed upon by the parties hereto prior to the Effective Time.

Measuring Period

Tranche 1 Measuring Period   --  2006 fiscal year of Reis, ending 10/31/06,
                                 compared to the 2007 calendar year of LLC

Tranche 2 Measuring Period   --  2007 calendar year of LLC compared to 2008
                                 calendar year of  LLC

Tranche 3 Measuring Period   --  2008 calendar year of LLC compared to 2009
                                 calendar year of LLC